UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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MONSANTO COMPANY

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News Release

Bayer and Monsanto to Create a Global Leader in Agriculture

•	Realizes a shared vision of integrated agricultural offerings, delivering enhanced solutions for growers and creates a leading innovation engine for the next generation of farming

•	USD 128 per share in all-cash transaction, represents 44 percent premium to Monsanto shareholders and an aggregate value of USD 66 billion

•	Significant value creation with expected annual synergies of approximately USD 1.5 billion after year three; plus additional synergies from integrated solutions in future years

•	Bayer shareholders expected to benefit from accretion to core EPS in the first full year after closing and double-digit percentage accretion in the third full year

•	Committed to retaining strong presence in the U.S. with the combined business’ global Seeds & Traits and North American commercial headquarters in St. Louis

Leverkusen / St. Louis, September 14, 2016 – Bayer and Monsanto today announced that they signed a definitive merger agreement under which Bayer will acquire Monsanto for USD 128 per share in an all-cash transaction. Monsanto’s Board of Directors, Bayer’s Board of Management and Bayer’s Supervisory Board have unanimously approved the agreement. Based on Monsanto’s closing share price on May 9, 2016, the day before Bayer’s first written proposal to Monsanto, the offer represents a premium of 44 percent to that price.

“We are pleased to announce the combination of our two great organizations. This represents a major step forward for our Crop Science business and reinforces Bayer’s leadership position as a global innovation driven Life Science company with leadership positions in its core segments, delivering substantial value to shareholders, our customers, employees and society at large,” said Werner Baumann, CEO of Bayer AG.

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“Today’s announcement is a testament to everything we’ve achieved and the value that we have created for our stakeholders at Monsanto. We believe that this combination with Bayer represents the most compelling value for our shareowners, with the most certainty through the all-cash consideration,” said Hugh Grant, Chairman and Chief Executive Officer of Monsanto.

Enhanced Solutions for Growers

This transaction brings together two different, but highly complementary businesses. The combined business will benefit from Monsanto’s leadership in Seeds & Traits and Climate Corporation platform along with Bayer’s broad Crop Protection product line across a comprehensive range of indications and crops in all key geographies. As a result, growers will benefit from a broad set of solutions to meet their current and future needs, including enhanced solutions in seeds and traits, digital agriculture, and crop protection.

The combination also brings together both companies’ leading innovation capabilities and R&D technology platforms, with an annual pro-forma R&D budget of approximately EUR 2.5 billion. Over the mid to long-term, the combined business will be able to accelerate innovation and provide customers with enhanced solutions and an optimized product suite based on analytical agronomic insight supported by Digital Farming applications. These are expected to result in significant and lasting benefits for farmers: from improved sourcing and increased convenience to higher yield, better environmental protection and sustainability.

“The agriculture industry is at the heart of one of the greatest challenges of our time: how to feed an additional 3 billion people in the world by 2050 in an environmentally sustainable way. It has been both companies’ belief that this challenge requires a new approach that more systematically integrates expertise across Seeds, Traits and Crop Protection including Biologicals with a deep commitment to innovation and sustainable agriculture practices,” said Liam Condon, member of the Board of Management of Bayer AG and head of the Crop Science Division.

“We are entering a new era in agriculture – one with significant challenges that demand new, sustainable solutions and technologies to enable growers to produce more with less.

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This combination with Bayer will deliver just that – an innovation engine that pairs Bayer’s crop protection portfolio with our world-class seeds and traits and digital agriculture tools to help growers overcome the obstacles of tomorrow. Together Monsanto and Bayer will build on our proud tradition and respective track records of innovation in the agriculture industry, delivering a more comprehensive and broader set of solutions to growers,” said Grant.

Value Creation

Pro forma sales of the combined agricultural business amounted to EUR 23 billion in calendar year 2015. The combined company will be well positioned to participate in the agricultural industry with significant long-term growth potential. Beyond the attractive long term value creation potential of the combination, Bayer expects the transaction to provide its shareholders with accretion to core EPS (earnings per share) in the first full year after closing and a double-digit percentage accretion in the third full year. Bayer has confirmed sales and cost synergies assumptions in due diligence and expects annual EBITDA contributions from total synergies of approximately USD 1.5 billion after year three, plus additional synergies from integrated solutions in future years.

Financing and Closing Conditions

Bayer intends to finance the transaction with a combination of debt and equity. The equity component of approximately USD 19 billion is expected to be raised through an issuance of mandatory convertible bonds and through a rights issue with subscription rights. Bridge financing for USD 57 billion is committed by BofA Merrill Lynch, Credit Suisse, Goldman Sachs, HSBC and JP Morgan.

Bayer has a proven track record of disciplined deleveraging after large acquisitions and believes that the strong cash flows of the combined business will contribute to improving its financial profile. Bayer targets an investment grade credit rating post-closing and is committed to the single “A” credit rating category over the long-term.

The acquisition is subject to customary closing conditions, including Monsanto shareholder approval of the merger agreement and receipt of required regulatory

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approvals. Closing is expected by the end of 2017. The companies will work diligently with regulators to ensure a successful closing. In addition, Bayer has committed to a USD 2 billion reverse antitrust break fee, reaffirming its confidence that it will obtain the necessary regulatory approvals.

Headquarters and Employees

The combined agriculture business will have its global Seeds & Traits and North American commercial headquarters in St. Louis, Missouri, its global Crop Protection and overall Crop Science headquarters in Monheim, Germany, and an important presence in Durham, North Carolina, as well as many other locations throughout the U.S. and around the world. The Digital Farming activities for the combined business will be based in San Francisco, California.

“This combination is a great opportunity for employees, who will be at the forefront of innovation in our sector. This transaction also enhances Bayer’s strong commitment to the U.S., building on our 150-year history with operations across 25 states employing more than 12,000 people in the country. I am convinced that Monsanto will flourish as part of one of the most respected and trusted companies in the world,” said Baumann.

Bayer has extensive experience in successfully integrating acquisitions from a business, geographic and cultural perspective, and remains committed to its strong culture of innovation, sustainability and social responsibility.

Advisors to the Transaction

BofA Merrill Lynch and Credit Suisse are acting as lead financial advisors and structuring banks to Bayer in addition to providing committed financing for the transaction; Rothschild has been retained as an additional financial advisor to Bayer. Bayer’s legal advisors are Sullivan & Cromwell LLP (M&A) and Allen & Overy LLP (Financing).

Morgan Stanley & Co. and Ducera Partners are acting as financial advisors, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Monsanto.

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Note:

Further information is available on the internet at: www.advancingtogether.com

-	Statements of Werner Baumann and Hugh Grant as video and script (until approx. 2:30 p.m. CEST / 8:30 a.m. EDT)

-	Slides for the Investor Conference Call (until approx. 2:00 p.m. CEST / 8:00 a.m. EDT)

-	Live webcast of the Investor Conference Call (from approx. 2:00 p.m. CEST / 8:00 a.m. EDT)

-	Slides for the Media Conference Call (until approx. 3:30 p.m. CEST / 9:30 a.m. EDT)

-	Speech and embedded slides for the Media Conference Call (from approx. 3:30 p.m. CEST / 9:30 a.m. EDT)

-	Live webcast of the Media Conference Call (from approx. 3:30 p.m. CEST / 9:30 a.m. EDT)

Transcripts and audio recordings of all conference calls will be available afterwards.

Print-quality photos can be downloaded on the internet at: www.news.bayer.com

TV and multimedia editors can download or order updated film footage about Bayer free of charge at: www.tv-footage.bayer.com

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Contact:

Bayer:

Günter Forneck, phone +49 214 30-50446

Email: guenter.forneck@bayer.com

Christian Hartel, phone +49 214 30-47686

Email: christian.hartel@bayer.com

Monsanto:

Lee Quarles, phone +1-314-694-2330

fo            (2016-0203E)

Bayer: Science For A Better Life

Bayer is a global enterprise with core competencies in the Life Science fields of health care and agriculture. Its products and services are designed to benefit people and improve their quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal 2015, the Group employed around 117,000 people and had sales of EUR 46.3 billion. Capital expenditures amounted to EUR 2.6 billion, R&D expenses to EUR 4.3 billion. These figures include those for the high-tech polymers business, which was floated on the stock market as an independent company named Covestro on October 6, 2015. For more information, go to www.bayer.com.

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About Monsanto Company

Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops – such as corn, soybeans, and cotton – that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

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Bayer and Monsanto Joint Investor Conference Call

Company Participants

•	Jürgen Beunik

•	Werner Baumann

•	Hugh M. Grant

•	Liam Condon

•	Johannes Dietsch

•	Unverified Participant

•	Dieter Weinand

Other Participants

•	David I. Begleiter

•	Joel Jackson

•	Florent Cespedes

•	Jonas Oxgaard

•	Mark Connelly

•	Don Caron

•	Tony Jones

•	Jeremy Redenius

MANAGEMENT DISCUSSION SECTION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to Bayer’s and Monsanto’s joint investor conference call on September 14, 2016. Throughout today’s recorded presentation, all participants will be in a listen-only mode. The presentation will be followed by a question-and-answer session. [Operator Instructions] I would now like to turn the conference over to Jürgen Beunink, Head of Investor Relations of Bayer AG. Please go ahead, sir.

Jürgen Beunik

Thank you, Cleo. Ladies and gentlemen, welcome also on behalf of my colleagues to today’s conference call related to our signed agreement to acquire Monsanto. The call will be hosted by our CEO, Werner Baumann, our CFO, Johannes Dietsch, Liam Condon, Member of the Board of Management and the Head of the Crop Science Division, and Hugh Grant, CEO of Monsanto.

Before we start, I’d like to draw your attention to the forward-looking statements and additional legal information, which is available at the beginning of the presentation. It should be read in conjunction with this presentation.

We really appreciate that you could join our call on such short notice. We have a clear understanding that we will close the call after one hour and limit the Q&A session to two questions per person. The webcast of this telephone conference will also be made available. I would now like to hand over to Werner Baumann.

Werner Baumann

Yeah. Thank you Jürgen, and ladies and gentlemen, good morning and thank you so much for joining our conference call on short notice. We are welcoming you today from the U.S. to pay tribute to a real extraordinary event. And as I said, I’m delighted to announce that earlier this morning, Hugh and I signed a merger agreement with Monsanto one of America’s truly iconic companies to combine with Bayer and I’m extending my utmost respect and a very personal welcome to you Hugh Grant who is with us here today. He has kindly agreed to travel with Liam and myself to St. Louis later today to introduce to us to his team there. Hugh and his team has built Monsanto into an outstanding business. Since our first announcement on May 23, the process that led to us today has been a great testament for the vision and the mutual respect of all involved and especially down to Hugh, that we are now announcing such an agreement together paving the way for a successful combination of our two great organizations.

Before I take you through the highlights of our agreement, I would like to now hand over to Hugh, please Hugh.

Hugh M. Grant

Thank you very much, Werner and good morning to everybody on the line. Thanks for joining us to discuss this exciting development. I shared on Werner’s enthusiasm of today’s announcement and the combination our two businesses. At Monsanto, we’ve discussed the value of an enhanced agriculture portfolio for a long time now. We’re entering a new era in ag one in which growers are demanding new solutions and technologies to be more profitable and to be more sustainable.

Our executive team and our Board of Directors belief that this combination will be – secures our shared vision to provide the sustainable solutions necessary to meet these demands and feed an ever-growing world.

This transaction wasn’t born in a boardroom. It started in the field where we had our farmers call for greater innovation and more sustainable solutions. We’ve considered multiple strategic options and ultimately we believe that this combination best positions us to deliver a wide set of solutions to meet growers needs on a truly global scale regardless of their size. And this new era of agriculture, farmers need greater, more sustainable solutions and technologies and they need them now faster than ever before.

I am very proud of Monsanto’s history of innovation in the ag sector of our leadership and bringing forward novel solutions, no one thought possible in biotech and advanced seed breeding and making those broadly accessible through our licensing approach, and we’re now repeating this approach with our leading open infrastructure Digital Ag platform, which will enhance options for growers globally. This combination will fuel growth from the sharing of ideas across the company’s R&D engines and our global operations. By pairing, Bayer’s crop protection portfolio with our seeds and traits and digital agricultural tools will accelerate pipeline advancements driving a faster discovery and delivery rate of improved solutions.

Today’s announcement is the first of many milestones ahead. I am more confident in our path to completion. This transaction is about creating a combination that will provide better solutions to farmers to feed a growing world.

Monsanto and Bayer are two different, but highly complementary businesses. We’re confident that we’ll obtain the necessary regulatory approvals. Our Board of Directors underwent a comprehensive evaluation process, alongside legal and financial advisors including assessing a broad range of strategic options and opportunities. We anonymously determined that our combination with Bayer represents the most compelling value for our shareowners with the most certainty through the all-cash consideration. So before I conclude, I want to acknowledge the hard work and the dedication of Monsanto employees. You’ve made this business great. For your dedication, your hard work and your innovation to bring us to this point, thank you very much. Your individual and collective contributions have elevated Monsanto into the industry leader of the – as today. And I’m incredibly proud of what Monsanto has built over the course of its history and I’ll look forward to the future success of this extraordinary compelling combination. So as always, thanks to your investors for joining us today and I’d turn the call back to you Werner, but I’d be happy to speak to some of you during the Q&A at the end of this call. Werner?

Werner Baumann

All right. Thank you and I think we have plenty of opportunities to answer the questions certainly later on. So with it, let me now continue. In combining Bayer and Monsanto, we will create a global leader in the agriculture industry. Together, we will help to deliver integrated solutions and prepare the industry for the next generation of farming. We’ve identified considerable potential for sales and cost synergies and we expect to create significant value for our shareholders. The transaction represents a major step forward for our Crop Science business and to reinforce Bayer as a global, innovation driven life science company with leadership positions in its core business segments. Bayer has a strong culture of innovation and values to which we remain highly committed. Sustainability and corporate social responsibility are an integral part of our business model. This transaction is a compelling opportunity for the shareholders of both companies. Following receipt of additional information and thorough analysis conducted during the due diligence process, we have raised our initial offer and have agreed on an all-cash consideration of $128 per Monsanto share, representing a premium of 44% to the Monsanto share price of $89.03 on May 9, 2016, the day prior to our first proposal.

The last 12 months EBITDA multiple is 18.6 times as of May 31, 2016. For a more normalized view, we provide the 2017 consensus EBITDA multiple of 16.5 times given the current trough situation of the market. The transaction was unanimously approved by Monsanto’s Board of Directors as well as Bayer’s Board of Management and our Supervisory Board. In combining our two companies, we’re well positioned to benefit from a cyclical upswing in the ag market and we expected to create substantial value for our shareholders.

We have identified significant potential for sales and cross synergies which was confirmed during the diligence. We expect earnings contribution from annual net synergies of approximately $1.5 billion after year three plus additional synergies from integrated solutions increasing over the years thereafter. The transaction is expected to be accretive to core EPS in the first full year after closing. This double-digit percentage core EPS accretion in the third full year after closing. We expect to earn our cost of capital on this transaction after year four.

As we’ve previously said, we plan to finance this transaction with a combination of debt and equity. The expected equity component of approximately $19 billion is expected to be raised through issuance of mandatory convertible bonds and through a rights issue with subscription rights.

Bridge financing for $57 billion is ready, and also core underwritten by five things. We are targeting an investment grade rating post closing and remained fully committed to the single A credit rating category in the long-term.

Looking ahead to future as a combined company, we plan for the global seeds and traits and also the North American commercial headquarters to be in St. Louis, Missouri. The global Crop Protection and overall Crop Science headquarters in Monheim, Germany, and an important presence in Durham, North Carolina, as well as many other locations throughout the U.S., and also around the world.

Digital Farming for the combined business would be based in San Francisco, California. Here we worked diligently with regulators to ensure a successful close as you has already outlined. To underline our confidence in the outcome of the regulatory process, we’ve committed a reverse breakup fee of $2 billion and have made substantial commitments including divestiture commitments, if required by the regulatory authorities. We will submit merger control and other regulatory filings and are confident that we will obtain the necessary regulatory approvals. Monsanto plans to converting a shareholder meeting in late 2016 or early 2017 to vote on the proposed merger agreement, closing of the transaction is expected by the end of 2017.

A look at the 2015 pro-forma Life Science sales which Monsanto shows the impact on the overall portfolio of Bayer. Monsanto will add €12.7 billion in sales and EBITDA of around €4 billion, and more than 20,000 staff to Bayer. The health care businesses and Crop Science business will be equally balanced and they will significantly add to our leadership claim in the individual Life Science businesses.

The acquisition of Monsanto is driven by strong our belief that this combination is a powerful response to the enormous challenges facing farmers and the ag industry overall. By 2050 the world’s population is expected to grow by an additional three billion people, this represents about six times the population of Europe today.

Land per capita available to grow food however is expected decline by around 17% during the same period. A significant increase in food production of 60% is required to feed the planet. Innovative solutions are a prerequisites to close the gap between food requirement and current production level. The combination with Monsanto represents the kind of revolutionary approach to agriculture that will be necessary to sustainably feed the world as we enable to grow us with a broad set of enhanced agriculture solutions. The combination of Bayer and Monsanto reform a new global leader in an industry worth about €85 billion. We are convinced that the combined business will be ideally suited to cater to the requirements of farmers and the challenges of the industries because it has equal and meaningful strength in both crop protection and seeds and traits and digital and analytics.

Monsanto is an extraordinary fit and the major advance for us, both at the divisional and also at the group level. Monsanto has a strong position in conventional and biotech seeds complemented by a non-selected herbicide business. The business demonstrates strong growth dynamics, Monsanto delivered 10 new sales CAGR of 12% in Seeds and Genomics and 19% overall EPS growth.

Monsanto has significant presence in both North and South America. They’ve demonstrated extraordinary innovation capabilities and are also at the forefront of digital farming with more than 92 million acres enrolled. Bayer in turn is a global leader in crop protection, especially in insecticides and seed growth with a strong seeds portfolio in selected crops. We have a strong footprint in Europe and we also have a proven track record in crop protection R&D and continue to develop our digital farming portfolio.

As you can see Monsanto is a strong match in every respect and highly complementary to our business. The combination of Bayer’s Crop Science business with Monsanto creates significant strategic benefits. We’ve a broad portfolio across indications and crops within herbs, customer excess supporting further growth potential due to the complementarity of the products. We are creating a company that can offer integrated solutions that help farmers manage the increasing global food demand. Immediately, we will benefit from our ability to offer a broader variety of seeds and traits and crop protection products and from the smart combination of and usage of products based on agronomic science. Furthermore, we would create a leading platform in digital farming.

And bringing together these two businesses as we recreate a leading innovator, with the strong R&D technology platform and the broad pipeline across seeds and traits, crop protection including biologicals. The combined businesses innovation potential will be extraordinary and in turn could support farmers around the world to close the productivity gap in agriculture. Both businesses are highly complementary regarding segments and geographies.

And with that, I would like to hand over to Liam Condon, Liam please?

Liam Condon

Thank you, Werner. Together, Bayer and Monsanto will have the capabilities and resources to offer farmers truly integrated solutions, by combining three areas of expertise; seeds and traits, crop protection including biologics and digital farming. Our strong technology offerings will enable farmers to receive the solutions they need and advice on when and how to apply them. The combination of our two organizations allows us to bring a wide range of benefits directly to farmers in both the short-term and long-term.

In the short-term, we will have the ability to offer farmers a broad variety of seeds and crop protection product, and by using Bayer and Monsanto’s sales forces and infrastructure, we can reach farmers in more places with more products and services. Mid to long-term, the combined company plans to provide growers with integrated solutions based on the smart combination and optimized usage of products, agronomic advice and digital agriculture solutions.

In the future, we plan to develop innovative integrated systems based on technologies optimally designed to work together. These all result in significant and lasting benefits performers from improved sourcing and increased convenience in the short-term to improve deals with optimized inputs in the mid to long term and importantly they support farming in a more efficient and sustainable manner.

The combined offering is expected to enable us to address farmers’ needs across crops and indications even more comprehensively. This slide shows a soybean plant lifecycle in Brazil. This example demonstrates that together with Monsanto, we will be able to offer dedicated products for each step along the lifecycle of a soybean plant. The set of innovative technologies combined with season long advice will help farmers to optimize inputs with a corresponding improvement in yield.

The benefits of comprehensive portfolio are not just theoretical. We already have a blueprint for how our combined and complementary portfolio of solution will be advantageous for farmers. Take canola as an example. With our wider range of products, we can offer farmers innovative solutions throughout the crop cycle. High quality seed varieties provide access to the farmer whose various needs are then addressed through a complete crop protection and services portfolio for seed treatment and weed, pest and disease control. We see a significant growth potential for this concept across the combined Bayer and Monsanto portfolio.

The combined technologies of Bayer and Monsanto will enhance our ability to provide farmers with integrated solutions for commercially important crops like corn and soy. These broad acre crops account for about 40% of the global agriculture market value with strong positions across all relevant technologies. Bayer and Monsanto combined will be well-positioned to provide farmers with integrated solutions they need now and in the future.

We expect that Digital Farming will over time have transformational potential for the agricultural industry and following multibillion-dollar investments, Monsanto is at the forefront of this revolution. Digital Farming will create new opportunities for database decision support to help farmers grow higher yielding crops and manage risks more efficiently.

Today, each farmer goes through more than 40 major planting decisions each season. The agronomic decision engine uses Digital Farming capabilities to capture and analyze data, and make recommendations specific to farmers along the entire planting cycle, so that these decisions can be optimized to deliver more yield, but also improving sustainability. The combination of Monsanto and Bayer in Digital Farming has the potential to bring this transformation to life.

For instance, at Bayer we are using satellite imagery to the tech disease patterns at a very early stage and give more tailored recommendations, so that farmers can spray the right part of the field early on and not the entire field too late. Amongst other things, Monsanto helps farmers optimize their daily decision-making with field level weather information, so the farmers can make field management decisions with confidence.

Our longer-term vision is an outcome driven value proposition. We’re not simply selling farmers seeds, traits, and crop protection products, but optimized field level prescriptions to improve onsite decision making and execution. In the future, we should be able to offer outcomes-based solutions, for example a disease or weed-free acre or maybe even the yield guarantee to give some examples.

Of course, the combination is not only about the existing products and services the companies bring together, it’s also about the new solutions that we will be able to create together. Through an interdisciplinary approach, we’re convinced that we will be able to develop more innovative and sustainable solutions based on an integrated systems approach across our chemistry, biological and data science technology platforms. This approach will have significant benefits for farmers by leading not only to more, but also to faster innovation, for example by taking a parallel instead of sequential approach to development.

As a concrete example based on such an integrated approach, new resistance-breaking herbicide tolerant systems may become available that are based on optimal parallel development of traits, herbicide chemistry and high quality germplasm, all of which are available within our newly combined organization. Both companies have built upon a commitment to and belief in the importance of innovation and sustainability that not only allows us to succeed in our field, but also enables us to help solve some of the world’s most pressing issues in agriculture through our combined complementary skills in research and development.

We at Bayer have a leading position and expertise in crop protection at research and development while Monsanto focuses in seeds and traits. So, jointly we will have significant capabilities with around 10,000 employees in research and development and a strong technology platform. Our combined pro forma R&D investment will amount to around €2.5 billion. The combined R&D pipeline is expected to enable us to better serve growers and address their challenges and needs with tailor-made solutions across crops, indications and technologies.

Our short-term, mid-term and long-term pipelines are highly complementary. And together Monsanto and Bayer will have an even stronger R&D portfolio across technologies, crops and indications, and of course development stages. Just as an example, we show the combined pro forma pipeline projects in soybean, a crop for which demand is expected to grow significantly over the coming decades. Here you can see our comprehensive, complementary and highly competitive pipeline across all development stages.

With that, I would like to hand over to Johannes Dietsch.

Johannes Dietsch

Thank you, Liam. Our analysis shows that the combination is expected to generate considerable sales and cost synergy. Initially they expect annual EBITDA contributions from total synergies of approximately $1.5 billion after year three, plus additional synergies from integrated solutions in future years. Around 70% of cost synergies are expected to stem from SG&A savings including an integration of country platforms, public company expenses and cost synergies from optimizing marketing and sales functions, while maintaining an exceptional global footprint for future growth. For sales synergies, we expect the top-line acceleration regarding for more customized product combinations and integrated solutions across geographies. Synergy numbers are on top of Monsanto’s announced restructuring program. We expect the one-time cost required to generate these synergies to amount to 1 times to 1.5 times the run rate cost synergies over three years after closing. In addition, the creation of an enhanced agriculture platform is expected to generate substantial longer-term synergies.

Sales synergies are expected to expand in the mid to long-term from the integrated solutions. The combination of Bayer and Monsanto represents an attractive value creation opportunity. The combined ag business is a premium asset, which has the potential to combine the premium variation. Together we will draw on the collective expertise of both companies to build a leading agricultural player with advanced innovation and R&D capabilities to the benefit of farmers.

We expect significant near-term synergy potential, and in addition, substantial longer-term synergies from integrated solutions. As a result, we expect a stronger growth, better profitability, and a mortgage union business profile. We have a fully underwritten bank facility in the amount of $57 billion in place. We’ve a capital market takeout, it is planned to be effectuated via senior and subordinated, we also call it hybrid corporate bonds.

We are envisaging an equity increase of approximately $19 billion through the issuance of mandatory convertible bonds and through a rights issue. As already stated with our original of announcement, we’re targeting an investment grade rating pools closing. There is no change to our strong commitment to a single A rating category in the long-term.

We had proved and we’ve seen past large M&A [indiscernible] check that we’re very capable of deleveraging expeditiously, and that we are disciplined in that regard. And we confirm, our dividend payout ratio of 30% to 40% of core EPS.

With that, I would like to hand back to Werner Baumann.

Werner Baumann

Yeah. Thank you, Johannes. So let me now come to next steps following today’s signing of the merger agreement and where we will focus on two major areas. Number one, the commencement of the process seeking regulatory approval and number two the Monsanto shareholder meeting, which is expected to take place in late 2016 or early 2017. Closing is currently expected by the end of 2017.

Both Monsanto and we at Bayer are absolutely convinced that this combination of our to complementary businesses has a compelling logic and creates value in a major way for all constituencies. It is a synergistic case, which has the potential to achieve a premium valuation based on our improved profitability, strong earnings accretion, and enhanced earnings growth.

Overall, we believe that this is a highly value accretive transaction, which benefits not only the shareholders but also our customers, employees, and all stakeholders involved. That concludes my remarks. Thanks for your time. Thanks to Hugh, [indiscernible] and we will now be happy to take your questions.

Unverified Participant

Pleo, please continue.

Q&A

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question-and-answer session. [Operator Instructions] One moment for the first question, please. The first question comes from the line of David Begleiter from Deutsche Bank. Please go ahead.

<Q - David I. Begleiter>: Thank you. Good morning. Werner and Hugh, have you had any initial contacts with regulators? And if so, what has their initial feedback been on this combination?

<A>: Yeah, David. Thanks for the question. We have been in some initial contacts with the regulatory agencies describing what this combinations would be about and we have so far received encouraging feedback, but nothing beyond it because we are only now starting to work together on putting together the necessary information for the regulatory filing.

David, as you hear this, the only thing I would add is we’ve done a great deal of work as we look to previous transactions, the appealing thing on the combination with Bayer is we have a seed biotech data science company to Warner’s prepared remarks, the preeminent and chemistry. So, the overlap is actually quite small with a few obvious exceptions, so we feel very good about the pathway to close on this.

<Q - David I. Begleiter>: And you just one more thing, how did you go about and bear value of the – your Digital Ag platform in this – in that 128 purchase price?

<A>: There’s no specificity on the individual components but as you can imagine, David, the way new technologies can change business models and with the significant investment and Monsanto really being at the forefront of this development, this is going to be highly valuable but as it has been to Monsanto, with the level of penetration that has already been reached. We talked about the 92 million acres that have already been penetrated. It would be highly valuable to the combination of Bayer and Monsanto, and on top of that, Hugh addressed it in his remarks, this is going to be an open platform that can actually be the standard for the entire industry. So highly valuable, fully priced in, of course in the consideration of $128, but very difficult to now take pieces, bits and pieces apart because it would also be part of an overall offering to better server farmers.

<Q>: Thank you very much.

<A>: Thank you.

Operator

The next question comes from the line of Joel Jackson. Please state your name, company name followed also by your question.

<Q - Joel Jackson>: Hi, its Joel Jackson, BMO. Thank you for taking my questions. First question, I would ask is to Hugh, Hugh you’ve talked about in the last couple of years of hoping to achieve $10 EPS rate by the turn of the decade, I mean at the end of the decade. Can you talk about what led you to believe that maybe that wouldn’t be possible and this would be the best transaction for shareholders?

<A>: We – thanks for your question, Joel. We went through a very, a few questions why this takes so long, we run through a very start-up process, we looked at a whole range of options including our standalone case and the board and management reach the conclusion that this is a really significant opportunity in the Bayer combination, it’s an all-cash deal it’s a 44% premium, it’s an 18.5 times multiple. So we’re very enthusiastic with the deal and as we’ve talked or as I’ve talked over the last few years, we believe very strongly that number one, consolidation in the industry is a pre-requisite to further invest in R&D and number two, like combining these platforms, you bring the intimate ultimate link between chemistry, biology and data science together and I think that brings an opportunity for future growth in the mid-term.

<Q>: Okay thank you for that. So my second question would be sort of looking at page 21 of the slide deck. So you talked about $300 million of the sales synergies. So a little bit general comment there. Can you give any more specificity on some of the lowest hanging fruit to achieve the $300 million of sales synergies? Thanks.

<A>: Yeah there is different areas, I mean one is of course Monsanto has a, it’s Liam here, so thanks for the question. Of course Monsanto has a very broad seed footprint where of course we have opportunities with enhanced customer access and to bring a broader portfolio, so this would be product combinations in the short term where it will be possible and there is another area in vegetable seeds where we see opportunities to further enhance our overall sales performance. I think that the more exciting thing and actually rather in the long term where we’re looking at developing with the integrated solutions that have been optimally designed to fit together from an – at the R&D stage and that then brought to the market. And that’s why we talk about the longer term revenue synergies that related to integrated solutions but they only come significantly after than the first three years.

<Q>: I think and the other opportunity Liam is geographic expansion?

<A>: Yeah.

<A>: So Bayer is present and has a really strong presence in a number of Belgian markets where Biotech has been a lot, but slow, I think near-term opportunity is using the bigger presence to bring conventional season and Biotech tools as well.

<A>: Yeah.

<Q>: Thank you very much.

<A>: Thank you.

Operator

The next question comes from the line of Florent Cespedes. Please state your name, company name, followed also by your question.

<Q - Florent Cespedes>: Good afternoon, gentlemen. Florent Cespedes from Societe Generale. Thank you very much for taking my questions. Two quick ones for Werner, first clarification on the financial aspects, the second is a big picture. So first, Werner you say that you will cover your cost of capital after four years. We have to understand that it is four year after closing, which means end 2021? And my second question is big picture regarding synergies. We see the rational in agro, but could you elaborate a bit on the synergies across the Life Science portfolio has now, you have a quite balanced portfolio between agro and healthcare? Thank you.

<A>: Okay. The first one regarding the cost of capital. We have the first full year of integration in the year 2018 assuming closing by the end of 2017, you’ll see we are then being 2020, and after four years only 2022 you have to look at it.

<Q>: Okay. Thank you.

<A>: Okay, Florent. Now, your big picture question, synergies across the Life Science’s portfolio. However, rationale of running the businesses we have is not based on synergies between the businesses, but it is how we believe that we can make a difference in each of these businesses with the competencies we bring to the table and that’s what these businesses stand on and that’s what they thrive on.

Yet there are areas of opportunity, so I would not call them synergy, I’d much rather call them opportunity and one of the things that might prove to be of great value across our Life Sciences portfolio is Monsanto’s patented state that may reach beyond ag application with broader applicability in the areas of e.g., human or animal health. There are technologies that lend themselves to being deployed in each of these fields, for example, gene-editing technologies, that would be in area that you could think about as opportunity, but no hard synergy that you can actually put a deliverable around during the next three years to five years.

<Q>: Okay. Thank you very much.

Operator

The next question comes from Jonas Oxgaard. Please state your name, company name, followed also by your question.

<Q - Jonas Oxgaard>: Yeah. Hi. This is Jonas Oxgaard from Bernstein. Much appreciated. We were wondering a bit about how you’re going to navigate the political landscape. If I understood it correctly Bayer promised that there will be no job cuts in Germany and yet $1.2 billion of synergies then would have to come from the U.S. I can’t really see the U.S. being all that happy about that. What’s your overall comment on this?

<A>: Well, thanks Jonas for the question and coming back to what we covered during some of the presentation material, this combination is one that actually has very little overlap, and relative to the size of the organizations and the businesses that come together, the potential of value creation sits in the growth and innovation capabilities of that combined organization and not in a pure cost cutting exercise.

Yet, we do of course has overlap, and as you would do also in the business that you run absent a transaction like ours, it is a question of taking out redundancies and putting an organization up to navigate a new direction with freeing up funding to be redeployed into the business or to be put to the bottom line, and that is an exercise that is not limited by any means to jurisdictions or countries there we try to cater to certain consequences. It has to be driven by our desire to do the right thing for the business and that means for our customers in really freeing up the resources that need to be redeployed behind the cost that we are working for.

Now there will be elements of cost savings in different functions, they will be in the U.S. There will also be some in Germany, some in Continental Europe, also in the Americas where we have big and standing organizations. We will certainly also look at some of the programs both companies run, that once you put the companies together, it happened to be totally or partially redundant and then we combine those. They will also have synergies that come from our suppliers with weather conditions where we can leverage the bigger purchasing power we have as an organization and that is another element that is going to weigh in when you talk about the $1.2 billion by year three.

<Q>: Okay. Thank you. One more if you don’t mind. So, I’d agree that you’re close to a trough in Ag, but what’s the catalyst for an up cycle here with population growth, less land per capita, all those have been true for a very long time, but not really drivers of an up cycle.

<A>: Well, Jonas, it’s Hugh here. I think there is – if I would be up from me to call the up problem in agriculture, we’ve seen four bumper harvests back to back, but the piece that is very often missed with that is the demand curves have continued to increase. So, you – we’re one – we are one bad harvest away from this tumbling and haven’t forbid the rules of nature. I think agriculture, the demand curves that are alive and well, we’re going to see the continued drawdown in inventory and it’s a hard thing to call, I think a deal like this looks beyond a trough, deal like this talks about. To go on your first question, the so many deals that stay up and they’re exclusively cost. This is the deal that looks significant opportunities in cost, but you have to see beyond that and the opportunity beyond that is how you bring two separate platforms together between biotechnology, traits, data science and chemistry and you unlock opportunities not waiting for the next cycle to turn come but given farmers who are starving for innovation today better tools as quickly as you can. That’s – I think that’s the name of the game in this rather than trying when a cycle turns.

<Q>: That’s it. Thank you.

<A>: Thank you very much.

<A>: Thank you, Jonas.

Operator

The next question comes from the line of Peter Verdult. Please state your name, company name followed also by your question.

<Q>: Yes, good afternoon. Peter Verdult here from Citi. Apologies for the background noise. I’m stuck currently in a plane. Just two questions. Firstly for Liam and Hugh. Are you in a position to walk us through kind of the post management team that’s going to leave this in lots is going forward. How that’s going to shake out between the businesses? And then secondly for Liam and Hugh yes, you’ve touched upon synergies, just some other issues you can touch on and I realized that the tax is not a driver of the deal but just what are the tax implications, what are the likely level of required divestments that you’re working on? And just could you just push a bit more or give us a little more about – talking about political and government Risks? Specifically you’re giving some of the noises that the European Commission has had and that’s why we now have essentially seeing those proposing to those three on the world’s seeds pricing in hands associated with us. Thank you.

<A>: Yeah, thanks a lot Peter. So I got the question right. First on the management team. Just to be clear the focus so far has been on getting agreement on the transaction and it’s too early today to make any calls on the personnel side. So that is something that we’ll be following in due course.

<A>: Yeah. And the only thing I’d add to that is from my team and my personal involvement, our focus will be two-fold. One, and the 12 months to 15 months, Werner talked about there is going to be a harvest and a couple of springs. We’ll be focusing on satisfying growers and making sure that we continue to deliver on our core business, number one. So trying to avoid the distraction. Number two, we’ll be focused on the pathway to close. So Werner and I having had that conversation yet, but I think there is miles to travel and making sure that we deliver for our customers and our shareholders.

<A>: Yeah. I know Dieter is going to answer your questions on tax and divestiture, and then we flip it back to Liam on the political environment and to you.

<A - Dieter Weinand>: Well, Peter, yes, we are very specific on the operational synergies and receives a lot of information on that one. We have not given you a specific talent on the tax synergies. Of course, we have the ambition to optimize the combined effect of tax rate thereafter, but we have not given any specific indication on the value equation on the tax side. Since this deal is not driven by tax optimization at all, it’s more on value equation.

<A - Liam Condon>: Yeah. On the political side, we’ve been encouraged by the feedback, we’ve been getting so far in all key jurisdictions and all of our discussions. And I think there is a good sense of the strategic rationale behind the deal, and the fact that we are focusing on innovation and growth, I think is highly appreciated. And so, we’ll see how this spans out, but the feedback so far has been positive.

I think specific in the U.S., we are encouraged by the fact that the ChemChina Syngenta deal was approved from a safest point of view, and we will of course also be going through this process, but based on our initial analysis is that this shouldn’t be an issue for either company.

<A>: And I would – from the work that we found I would completely agree. You mentioned six players and I think that’s a miss – no more in this, the industry is incredibly fragmented, is disaggregated, and when you look at the challenge you face in agriculture and the need for new innovation, we got to have to focus resources to unlock that. So, I agree with, I agree William based on the two platforms that the companies have, the focus on Chemistry versus Biotech can create some feet, there is very a lot of overlap in the, I think it’s a very clean deal.

[indiscernible]

<Q>: Thank you.

<A>: Yeah.

<Q>: Okay. There was – as far as you understood one last question. You had Peter on divestitures, divestments, let’s say other portfolio?

<A>: Well this deal is exquisitely financed with a combination of debt and equity. We are not using portfolio to fund the deal, and we also are very confident that we do not need to take any penny away from resources in our healthcare business to finance the deal. Does that answer the question?

<Q>: Sorry, you hadn’t. If you could still hear me, I meant divestitures of the combined within the crop business –within the kind of combined crop business, I will 00:48:52 [indiscernible] that?

<A>: Okay. So, that’s way too early to talk about possible or necessary divestments, because we are really at the beginning of the merger control process, and we will come up in due time with more information on that one.

<A>: Next question, please?

Operator

The next question comes from Mark Connelly. Please state your name, company name followed also by your question.

<Q - Mark Connelly>: Thanks. I’m Mark Connelly, CLSA. Two questions. Hugh, given your enthusiasm about the long-term value and Werner’s comments about the cyclical upswing potential. Why is the Monsanto Board looking for an all-cash deal. I can see why a buyer would want an all-cash deal? But why is it Monsanto more on just to participate in all of that upside?

<A>: Mark, thanks for your question. As I mentioned that the stock, we have the very – a very farther process. We looked a whole range of other openness, some of them will become clear when we – when we submit subsequent regulatory filings. So it’s difficult to talk about today. But this was a very strong offer, it was all-cash, and cash is a good thing. So I think based on the openness we had in front of us, this was the superior offer.

<Q - Mark Connelly>: Okay. That’s helpful. And just the second question is for Werner. When we talk to ag dealers in Brazil, they tell us that Bayer has unquestionably the most robust crop protection pipeline over the next five years of new registrations which would seem to position this really nicely as sort of a ramp up to the – when the combination benefits kick in. Is your registration pipeline as strong in the U.S. and Europe as it looks like it is in Brazil?

<A>: Yeah. Thanks a lot, Mark. I could confirm that, I think it’s generally acknowledged within the industry. And that we do have a – and probably the most comprehensive pipeline on the crop protection side, and this is a mix of both chemical and biological approaches, which we think will be further powered in through the digital ag platform that we’re building on. And we do have a particular strength in Latin America and that we’re forward to teaming up with Monsanto to make more of that.

<Q>: Very helpful. Thank you.

<A>: Thank you.

Operator

The next question comes from Don Carson. Please state you name, company name, followed also by your question.

<Q - Don Caron>: Yes. Don Carson with Susquehanna Financial. Question again on the regulatory and also on the deal structure. Is there any provision to adjust the purchase price if the mandated divestitures are greater than expected, I mean the obvious ones here seem overlapping in cotton, canola seed and glufosinate and glyphosate, but if regulators go beyond that at what point does the deal either not go through, or do you have some sort of adjustment of the purchase price?

<A>: Thanks, Don. There is no adjustment mechanism. We have assessed the risk. There are some provisions in the contract that provide the necessary comfort to you and his board that we fully stand behind the necessary antitrust divestitures, and that’s why I would leave it at this point in time.

<Q - Don Caron>: Okay. And then a follow-up. The regulators aren’t just be looking at this deal in isolation, they’ve indicated publically that they’ll be looking at the impact of all the other consolidations that are going on. So, what gives you the confidence in – because we’ve never a seen a situation with this kind of consolidation happening all at once, that you’re going to receive all the required regulatory approvals and that there won’t be more divestitures required than you had originally anticipate?

<A - Hugh M. Grant>: Don, it’s Hugh here. Thanks for the question. Maybe Liam will add to, but I think there is two pieces, one for the last three or four years I have been personally talking about the need for consolidation in the industry to drive the next round of inefficiency and you’re seen now on the sectorial basis at the moment, so it’s broadly across the industry. So that I think for our competitors, we’re all going through the same challenge, and frankly we’re experiencing that challenge at the same time that will grow our customers of experience. To get to the next round, I think we need to be double and done and spend even more in R&D that is number one.

Number two, and is unique to this transaction, some of these are very heavily driven by cost. I think the unique thing about the Bayer Monsanto combination is there is very little overlap; I talked about this earlier between Seeds Biotech and digital agriculture and Liam’s point on the preeminent chemical pipeline around the world. So when you look at that from a regulatory point of view, as we study that it’s a very clean deal. The overlaps are clear and obvious and they’re fairly minimal, so that gave us comfort as we ran this analysis.

<Q>: Yeah. Thank you.

<A>: From all the – we’ve got an extensive of course advice from antitrust experts and law firms and at the end of the day we really look at things through a specific market and specific portfolio, and because of the high complementarity again from a portfolio and the geographic point of view we see very minor issues which we think can be taken care of and relatively speedily.

<A>: Next question, please.

Operator

The next question comes from Tony Jones. Please state your name, company name, followed also by your question.

<Q - Tony Jones>: Good morning, everybody. Tony Jones, Redburn in London. I’ve got two. First one, just coming back to synergies, I’ve got a question for the bio team. Could you help us with the expected annual facing of the cost savings, and then assuming now the gross target. What do you think the expected net retention could be of the other growth investments in inflation?

And then secondly, I’ve got a question for Hugh. On trade licensing, is there any change of ownership close which commonly features in your trade licensing deals. So the transaction today does that have any financial implications for arrangements you only have with Pioneer and Syngenta. Thank you.

<A>: Okay. Thank you for the question. On the synergies again, approximately $1.5 billion which we spread out, it’s for the year 2021. At this point in time, those should be fully in. We will have to spend special items of 1 time to 1.5 times of this amount, to get there. We’re facing off the one-time cost should be done at this point in time. And the cost synergies should be fully in. Of course, we will have an increase of synergies thereafter, not only from top-line rather also from cost synergies. But the most important figure here to be mentioned, it’s clearly $1.5 billion in the year 2021. Does it answer your question?

<Q - Tony Jones>: Yes. Thank you.

<A>: Very good, very good. Thank you.

<A - Hugh M. Grant>: And on trade licensing, we’ve never shared details of these contracts over the years, but the general principles that have applied and the constructs in those have been open architecture where we broadly licensed and the general principle that those licensees would commute but that’s something that obviously we studied in depth during due diligence by the Bayer team and we both took robust advice and – but our licensing model is a very established one at this point.

<A>: Next question.

Operator

The next question comes from line of Jeremy Redenius with Bernstein.

<Q - Jeremy Redenius>: Hi. It’s Jeremy Redenius from Bernstein. Thanks for taking the question. I guess firstly so the profitability of your companies over the last couple of decades has solid kind of the cyclical profitability of the ag economy overall with a bit of a lag at [ph] RU. So, for example both of your companies hit EBIT margin lows in the high single-digits around 2004 kind of the last trough. Now your company EBIT margins are closer to 20% each about three times higher. So, for an ag trough again, how do you preserve margins going forward when farmers are struggling to breakeven? I imagine innovation is a key part of the path forward, but how do we get paid for that, how do you get paid for that if farmers are struggling and probably continuing to struggle?

<A>: Yeah, Jeremy. Thanks for the question, and this going to be a joint exercise to try and give with some color on your perspective. Taking as back 10 tough years to where the industry is today, I think what has happened in the meantime is that business models have changed, the innovation has taken a much stronger penetration. If you look at the penetration of GMO seeds and with it the revenue model behind that – that even in a trough the percentage of GMOC plant is not going to change and with it the intrinsic profitability of the business and I am talking little bit about huge business here, is not going to be even close to the trough percentages you’re calling out, taking up back 10 years maybe even 15 years, some of the same is true with us. We have significantly invested into innovation. We have established a pricing model that actually also rewards us appropriately for the innovation we are bringing to market and for the Bayer business. I can only direct you to our existing guidance and that is that over the cycle we see our business perform in the range of 23% to 25% EBITDA margin, so the 2004, 2005 time is not a good proxy for a trough and we are in a deep trough today? Yeah.

<A>: Yeah. I don’t have much to add to that. I just say that, despite maybe that’s way – despite the trough and the trough is real, we hear it from our customers, we still have leading EBTIDA margins in the space and my experience has been over that time in times of high performance for growers, they are looking for the best possible stuff to optimize their yields and the flipside also applies. In difficult times, they are looking for the best performance, it’s tough to mitigate their losses. So, it’s a lot more fun when the cycles on the uptick, but growers look for the best performing products and they look for the technological edge, because they need efficiency drivers. So I think we’re – we lead the pack in EBITDA margins despite the downturn.

<Q>: Great. Thank you very much for that.

<A>: Thank you.

<Q>: You’re welcome.

Operator

Excuse me Mr. Beunik there were no further questions at this time. Please continue with any other points you wish to raise.

Jürgen Beunik

Yeah, also on behalf of my colleagues, I’d like to thank you for being with us on the call today. And thank you for your questions. Now, we’d like to say good bye.

Unverified Participant

Thank you very much Jurgen.

Unverified Participant

Thank you.

Unverified Participant

Bye.

Unverified Participant

Bye-bye.

Operator

Ladies and gentlemen, this concludes the joint investor conference call of Bayer and Monsanto. Thank you for participating. You may now disconnect.

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Form of Letter to Monsanto Employees

Dear Colleagues,

Moments ago, Monsanto announced that we are combining with Bayer to create a global leader in Agriculture. Together, we will be able to deliver a level of innovation like no other company before. Bayer is a global company with a long history of success in healthcare and agriculture. They share our vision and our commitment to sustainable agriculture and improving the lives of growers and people around the world.

This combination enables us to build on the strategic vision that we at Monsanto have created together. We will be part of a dynamic global company that will accelerate our goals for innovation in agriculture. By pairing Bayer’s crop protection portfolio with our world-class seeds and traits and digital agriculture tools, we will deliver a wider set of enhanced solutions to growers. This will also create new opportunities for us to reach new markets where Bayer has a commercial presence.

Bayer recognizes our strengths in the marketplace and as such has announced that they plan to locate the combined company’s Global Seeds and Traits headquarters, as well as the North America Commercial headquarters, in St. Louis.

I recognize that the past few months have been full of questions and uncertainty and appreciate your dedication and patience along the way. Your efforts have made Monsanto into the industry leader it is today. This announcement reflects the value Bayer sees in what we have built, and most importantly, what we are capable of building tomorrow.

Today is the first milestone of many as we move to complete the combination. As we move forward, you have my commitment that we will be open and transparent throughout this process, starting with our Global Town Hall tomorrow at 9 a.m. St. Louis time. Please send your questions in advance so I know what’s on your mind. Until then, I have shared some of my thoughts about today’s announcement in a short video that is available here.

This is a monumental and historic day for Monsanto and for all of us. I hope you share in my excitement for what is ahead with Bayer and the opportunity to drive forward a new age in agriculture. Thank you for all that you do each and every day.

Sincerely,

Hugh Grant

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME

AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Form of Letter to Growers

Dear [Sir or Madam],

Earlier today, Monsanto announced a combination with Bayer, creating a leader in Agriculture that is able to deliver a level of innovation like no other company before. While there remain many steps ahead of us before this combination can be completed, I did want to share with you how this will accelerate innovation.

For decades we’ve been working side by side with you. We’ve worked to pioneer innovations in biotechnology and data science to drive new improvements for your farm. This will not change. We will continue to offer the same products and solutions that you enjoy today. And your interests will continue to be core to our decision-making.

As you well know, we are witnessing a new era of agriculture, driven by the increasing food demands of a growing global population. In turn, the world has increasingly called on growers to deliver more food in ever more sustainable ways. Our commitment to helping you thrive in this new era of agriculture is at the very heart of our decision to pursue this combination.

Together, Monsanto and Bayer will be better positioned than ever to deliver the next generation of innovative products so that you can increase your profitability while advancing sustainable agricultural practices.

The combined company will be an engine for accelerated innovation, developing new and enhanced solutions that bring together seed, chemistry, and digital agriculture in parallel, compared with today’s model where technology development is sequenced and only comes together at commercialization. We will become a stronger partner to you by bringing better solutions at a faster rate. This will mean better, more effective solutions for growers and greater choice.

This announcement is just the first step in completing this combination with Bayer, which is subject to regulatory approvals and the approval of Monsanto’s shareholders, as well as customary closing conditions.

We expect the completion of the transaction to occur by the end of 2017. Until then, Monsanto and Bayer will remain two separate companies – we will continue to operate as usual and the way you interact with us will not change. Your Monsanto account representative and contacts remain the same. We will continue to supply all of our current products and deliver the high-quality service you have come to expect from us.

As we work to complete this transaction over the next several months, you will be foremost in our minds as decisions are made. We will work closely with you to ensure your considerations are heard and to bring you the greatest possible benefits from this combination. We will also provide you with periodic updates on significant developments as they occur. However, if you have immediate questions, please don’t hesitate to reach out to your usual Monsanto contact.

Thank you for your valuable partnership with Monsanto. We hope you have a safe and successful planting season. We also look forward to an exciting and prosperous future working together.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Form of Letter to Supply Chain/Procurement Partners

Dear [Sir or Madam],

Earlier today, Monsanto announced a combination with Bayer, creating a leader in Agriculture that is able to deliver a level of innovation like no other company before. I am writing to you to share this exciting news and to assure you that Monsanto’s relationship with you remains as important as ever.

Bayer shares our vision of sustainable agriculture and improving the lives of growers and people around the world. This combination offers us the opportunity to build on the strategic vision that we at Monsanto have created with the support of your partnership. The combined company will be an engine for accelerated innovation, developing new and enhanced solutions that bring together seed, chemistry, and digital agriculture in parallel, compared with today’s model where technology development is sequenced and only comes together at commercialization. This will mean better, more effective solutions for growers and greater choice to meet the significant challenges of climate change, water scarcity, and food security. This more extensive product offering will make us an even stronger partner to you.

Most importantly, we wanted to let you know that Monsanto is committed to an ongoing successful partnership with your company. Today’s announcement is just the first step in completing this combination with Bayer. We expect the transaction to close by the end of 2017, subject to regulatory approvals and the approval of Monsanto’s shareholders, as well as customary closing conditions. Until then, Monsanto and Bayer will remain two separate companies and the way you interact with us will not change. Our business is operating as usual and your Monsanto account representative and contacts remain the same.

We are committed to being transparent throughout the combination process and to keeping you informed regularly as developments occur. Please do not hesitate to reach out to me. You may also visit www.advancingtogether.com for additional information about today’s announcement.

Thank you for your valuable partnership with Monsanto. We look forward to an exciting and prosperous future working together.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Form of Letter to Distribution Channel Partners

Dear [Sir or Madam],

Earlier today, Monsanto announced a combination with Bayer, creating a leader in Agriculture that is able to deliver a level of innovation like no other company before. Bayer is a global company with a long history of meaningful contributions to the fields of healthcare and agriculture. Today’s announcement is the first milestone of many as we work to complete the combination. However, I am writing to share this exciting news and highlight the many benefits that we expect this will bring to the agricultural industry and to our important partners like you.

The vision for this combination was born out of our commitment to meet the evolving needs of growers around the world, who are demanding new solutions and technologies to be more profitable and sustainable. As you know, we are witnessing a new era of agriculture driven by the increasing food demands of a growing global population. In turn, many have increasingly called on our industry to deliver more food in ever more sustainable ways. A desire to help our growers thrive in this new era of agriculture is at the very heart of our decision to pursue this combination.

Together, Monsanto and Bayer will be better positioned than ever to deliver a wider set of enhanced solutions to growers around the world, so that they can grow more food while advancing sustainable agricultural practices.

Today’s announcement does not change our commitment to providing dealer and grower choice in the marketplace. We firmly believe that this combination can enhance options for growers and distributors both here and all over the world by delivering to the market a broader choice of products to meet our customers’ needs, including enhanced solutions in seeds and traits, digital agriculture, and crop protection. Monsanto is committed to our broad licensing strategy and remains focused on investing in a broad range of enhanced agriculture solutions for your business.

I want to take this time to reinforce that while we move towards the close of this transaction, we will maintain the continuity of our existing operations. This process will have no impact on the 2017 selling season. Our existing contracts, programs, supply, products and pricing all remain the same. In fact, you should see no changes to our business or our interactions with you as a result of this announcement. Your usual contact here at Monsanto remains the same and we are in business-as-usual mode.

As we work to complete this transaction over the next several months, we are committed to maintaining an open dialogue with you. While we may not have answers to all your questions today, we will provide you with periodic updates on significant developments as they occur. However, if you have immediate questions, please don’t hesitate to reach out to your usual company contact.

Thank you for your valuable partnership with Monsanto, which has helped make us in to the company we are today. We are excited to bring together Monsanto and Bayer, two uniquely complementary companies, and look forward to our continuing work with you.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Form of Letter to Local Community Members

Dear [Sir or Madam],

Earlier today, Monsanto announced a combination with Bayer, creating a leader in Agriculture that is able to deliver a level of innovation like no other company before. Some of you may already be familiar with Bayer – they are a global company with a long history of meaningful contributions to the fields of healthcare and agriculture.

I am writing to you to share this exciting news and to assure you that Monsanto’s relationship with you remains as important as ever. Let me tell you a little about why we are excited about this news and about the benefits that the newly announced combination of Monsanto and Bayer will bring to this community and to the world.

For the growers that we serve, here and all over the globe, a combined Bayer and Monsanto will be an engine for innovation, able to provide growers with a broader set of solutions to meet their current and future needs, as they grapple with the challenges of producing more food in ever more sustainable ways. Bayer shares our vision of sustainable agriculture and improving the lives of growers and people around the world, and this combination offers us the opportunity to build on that strategic vision that we at Monsanto have created.

For Monsanto’s 20,000-plus employees, this combination offers fantastic opportunities for growth as part of a dynamic global company that will accelerate our goals as an innovator in the agricultural sector. And importantly, it will offer employees the opportunity to grow as part of an organization that shares our values, our passion for innovation and our commitment to growers and customers around the globe. Together, Monsanto and Bayer will be better positioned to provide enhanced agriculture solutions to serve the growing demands of our planet.

Bayer has announced that they are looking forward to maintaining an important presence in the United States, building upon Monsanto’s already flourishing business network. Bayer has emphasized their long-term commitment to St. Louis, including announcing plans to locate the combined company’s Global Seeds and Traits and North American commercial headquarters in St. Louis. Further, Bayer will also honor the commitments Monsanto has made to these communities, including partnerships we have established with local philanthropic organizations.

What does this mean for you? Monsanto has always been deeply dedicated to the communities where we operate. That will not change.

Indeed, Bayer shares our commitment to corporate responsibility and social engagement – it is core to who they are as a company. We expect this commitment to continue following the completion of the transaction, which is planned to occur by the end of 2017. We will continue to support important groups like non-profits and other charitable organizations that we have traditionally partnered with and will continue to participate where we can make a difference.

Today’s announcement is the first milestone of many as we work to complete the combination. In the near-term, there will be no changes to Monsanto’s business, the way we operate, or the way we engage with you. And, as we work to complete this combination over the next several months, our employees, customers, farmers and communities will be foremost in our minds as decisions are made. We will work closely with our constituents – and that includes you – to ensure your considerations are heard and to bring you the greatest possible benefits from this transaction.

We want to work with you to achieve an understanding of our vision for this combination and to ensure that you and your constituencies are heard and considered as we move forward. Please reach out to us at any time with questions, issues or if you would like additional information.

Thank you for your valuable partnership with Monsanto. We would not be where we are today without the engagement of people / organizations / communities like you / yours.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Form of Letter to Policymakers, Regulators and Elected Officials

Dear [Sir or Madam],

Earlier today, Monsanto announced a combination with Bayer, creating a leader in Agriculture that is able to deliver a level of innovation like no other company before. I am writing you to share this exciting news and discuss how this complementary combination will usher in a new era of innovation in agriculture, providing growers in                      and around the world with the necessary products and solutions to meet the challenge of producing more with less to meet food security challenges globally and to do it sustainably.

The vision for this combination was born out of our longstanding commitment to meet the evolving needs of growers around the world. As you know, we are in the midst of a revolution in the agriculture sector. Pressure on growers has significantly increased as a result of population growth and increased food demand projections. Already, growers are starting to adapt to these realties through their use of new data tools, precision equipment, real-time field sensors, and satellite imaging, together with their traditional seeds and Ag chem inputs, to improve the productivity and profitability of their farms. While these developments are exciting, much work remains to meet the increasing demand from growers for more integrated and innovative solutions.

The complementary nature of this combination, both in products and geography, is the key to our ability to evolve with the industry and provide growers with the enhanced products and solutions they demand. Bayer is a leader in the crop protection space, and Monsanto is a leader in seeds, biotech, and emerging technologies like digital farming. While other deals are trying to combine chemistry with chemistry, or fertilizer with fertilizer, this transaction creates something entirely new. And by coming together, we can build whole new solutions, ultimately creating more choices for growers, and accelerating our R&D to drive innovation even faster than we do today. In short, we strongly believe this combination is in the best interests of growers and that the agriculture sector will be stronger and more competitive because of it.

Today’s announcement is the first milestone of many as we work to complete the combination. We are currently working to obtain the customary regulatory approvals for this transaction and are confident that it will close in a timely manner. The current Monsanto business will continue to be based in the U.S., maintaining its strong historic presence and proximity to U.S. growers and we are pleased to confirm that the combined agriculture business of Bayer and Monsanto will have its global Seeds & Traits and North American commercial headquarters in St. Louis, Missouri. The combined company will also have an important presence in Durham, North Carolina, as well as in many other locations throughout the United States. The Digital Farming activities for the combined business will be based in San Francisco, California. Further, Bayer will also honor the commitments Monsanto has made to these communities, including partnerships we have established with local philanthropic organizations.

Throughout this process we have communicated with employees, growers, public officials and other key stakeholders to ensure their concerns are understood as we work towards combining these two great companies, and will continue to do so. We want to collaborate with you to ensure that you and, most importantly, your constituents are heard and considered as we move forward.

You may also visit www.advancingtogether.com for additional information about today’s announcement.

We are excited for the future of this truly transformational new company and look forward to bringing growers the best innovations in Ag to meet their needs now and into the future.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Monsanto Company Tweets (@MonsantoCo), September 14, 2016

“We are entering a new era in agriculture.” @MonsantoCo CEO Hugh Grant discusses the combination with @Bayer: http://monsanto.info/2csw0dd

Monsanto & @Bayer combo will deliver enhanced solutions in seeds & traits, digital agriculture & crop protection: http://monsanto.info/2crXS1g

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.